EXHIBIT 99.1

NeuroMetrix Reports Preliminary 2017 Financial Highlights

WALTHAM, Mass., Jan. 8, 2018 (Globe Newswire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported preliminary financial highlights for the fourth quarter and for the full year 2017.

GAAP revenue for the fourth quarter of 2017 is estimated at approximately $4.9 million in comparison with $3.7 million in Q4 2016. During the fourth quarter of 2017 the Company shipped approximately 26,500 Quell® devices and 36,600 electrode packages in comparison with 14,300 devices and 20,000 electrode packages in Q4 2016.

For the full year 2017, revenue is estimated at approximately $17.1 million in comparison with $12.0 million in 2016. Approximately 80,900 Quell devices were shipped in 2017 versus 45,700 devices in 2016. Also, approximately 121,400 electrode packages were shipped in 2017 versus 52,700 electrode packages in 2016. The Company reported approximately $4.0 million in cash and cash equivalents at the end of 2017.

“Early results indicate an over 40% revenue increase from 2016 reflecting strong Quell unit volume growth in the fourth quarter and for the full year 2017. This continues the upward trend we’ve reported since the product was launched in Q2 2015,” said Shai N. Gozani, M.D., Ph.D. President and CEO of NeuroMetrix, Inc.

Note Regarding Forward-Looking Statements

This press release contains estimates underlying the Q4 and full year 2017 financial results and other forward-looking statements. Actual results may differ from those indicated as a result of finalization of fourth quarter and full year financial statements as well as other risks and uncertainties, including those described from time to time in reports filed by NeuroMetrix with the Securities and Exchange Commission. NeuroMetrix undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the Company's filings with the Securities and Exchange Commission.

About Quell

Quell is an advanced, wearable technology for treating chronic pain. It can be worn during the day while active and at night while sleeping. Quell is drug-free and has been cleared by the FDA for treatment of chronic pain without a prescription. Quell users can personalize and manage therapy discreetly via the Quell app. Quell also offers health tracking relevant to chronic pain sufferers including pain, sleep, activity, and gait. Quell users can synchronize their data with the Quell Health Cloud, which provides customized feedback and powers one of the world’s largest chronic pain databases. Quell is available online and through select retailers. Visit QuellRelief.com for more information.
About NeuroMetrix

NeuroMetrix is an innovation driven healthcare company combining neurostimulation and digital health to address chronic health conditions including chronic pain, diabetes, and sleep disorders. The company's lead product is Quell, an over-the-counter wearable therapeutic device for chronic pain. The company also markets DPNCheck®, a rapid point-of-care test for diabetic neuropathy, which is the most common long-term complication of Type 2 diabetes. For more information, please visit NeuroMetrix.com.

NeuroMetrix, Inc.
Thomas T. Higgins, 781-314-2761
SVP and Chief Financial Officer
neurometrix.ir@neurometrix.com

Source: NeuroMetrix, Inc.